EXHIBIT 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com
News Release

Echelon Receives Notice from NASDAQ Related to Bid Price Requirements

SAN JOSE, Calif., July 1, 2015 - Echelon Corporation (NASDAQ: ELON), a leading independent control networking company for the Industrial Internet of Things (IIoT), today announced that it received a letter from NASDAQ that the Company was not in compliance with NASDAQ Listing Rule 5450(a)(1) because the Company’s common stock failed to maintain a minimum closing bid price of $1.00 for 30 consecutive business days. The Company has until December 22, 2015 to regain compliance. In the event the Company does not regain compliance by then, the Company may be eligible for additional time if at that time it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period, including by effecting a reverse stock split if necessary. The letter also states that the NASDAQ staff will provide written notification that the Company has regained compliance if the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

The NASDAQ notice has no immediate effect on the listing or trading of Echelon’s common stock on the NASDAQ Stock Market. The Company intends to actively monitor the bid price for its common stock between now and December 22, 2015, and will consider available options to resolve the deficiency and regain compliance with the minimum bid price requirement.

About Echelon Corporation
Echelon Corporation (NASDAQ: ELON) is a leading independent control networking company for the Industrial Internet of Things. Echelon delivers multi-protocol and multi-media elements necessary to design, install, monitor and control industrial-strength 'communities of devices' within the lighting, building automation and Internet of Things markets worldwide. The company develops and sells complete systems and subsystems for target applications, plus system-on-chips (SoCs), embedded software, and commissioning and management tools for OEMs. With more than 100 million Echelon-powered devices installed worldwide, the company helps its customers easily and safely migrate existing control systems to the most modern platforms, while bringing new devices and applications into an ever-growing global Industrial Internet. Echelon helps its customers reduce operational costs, enhance satisfaction and safety, grow revenues and perform better in both established and emerging markets. More information about Echelon can be found at http://www.echelon.com and at the company's blog at http://blog.echelon.com/.

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Echelon, the Echelon logo, and IzoT are trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

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